Exhibit 4.6.3

EXECUTION VERSION

ADDENDUM TO AGREEMENT

Each of the undersigned:

(i) confirms that it has received a copy of the Second Amended and Restated Series 2009-1 Note Purchase Agreement, dated as of October 25, 2012 (as further amended, supplemented, restated or otherwise modified from time to time, the “Series 2009-1 Note Purchase Agreement”; terms defined therein being used herein as therein defined), among Hertz Vehicle Financing LLC (the “Issuer”), the Conduit Investors, the Committed Note Purchasers, the Funding Agents named therein, The Hertz Corporation, as Administrator and Deutsche Bank AG, New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”) and such other agreements, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Addendum;

(ii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Series 2009-1 Note Purchaser Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

(iii) agrees to all of the provisions of the Series 2009-1 Note Purchase Agreement;

(iv) agrees that the related Maximum Investor Group Principal Amount is $300,000,000 (including any portion of the Maximum Investor Group Principal Amount of such Investor Group acquired pursuant to an assignment to such Investor Group as an Acquiring Investor Group) and the related Committed Note Purchaser’s Committed Note Purchaser Percentage is ten point ninety five percent (10.95%);

(v) designates Goldman Sachs Bank USA, as the Funding Agent for itself, and such Funding Agent hereby accepts such appointment;

(vi) becomes a party to the Series 2009-1 Note Purchase Agreement as a Committed Note Purchaser or Funding Agent, as the case may be, thereunder with the same effect as if the undersigned were an original signatory to the Series 2009-1 Note Purchase Agreement; and

(vii) each member of the Additional Investor Group hereby represents and warrants that the representations and warranties contained in Section 6.03 of the Series 2009-1 Note Purchase Agreement are true and correct with respect to the Additional Investor Group on and as of the date hereof and the Additional Investor Group shall be deemed to have made such representations and warranties contained in Section 6.03 of the Series 2009-1 Note Purchase Agreement on and as of the date hereof.  The notice address for each member of the Additional Investor Group is as follows:

GOLDMAN SACHS BANK USA, as a Funding Agent

200 West Street, New York, NY, 10282

Attention: Lawrence McMahon

Telephone: 212-902-0065

Fax: 646-769-7275

Email: Lawrence.mcmahon@gs.com

This Addendum shall be effective when a counterpart hereof, signed by the undersigned, HVF and the Administrative Agent has been delivered to the parties hereto.

This Addendum shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have caused this Addendum to be duly executed and delivered by its duly authorized officer or agent as of this 31st day of May, 2013.

GOLDMAN SACHS BANK USA, AS FUNDING
AGENT

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, AS
COMMITTED NOTE PURCHASER

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

[SIGNATURE PAGE TO ADDENDUM TO AGREEMENT]

Acknowledged and agreed to as of the date
first above written:

HERTZ VEHICLE FINANCING LLC

By:	/s/ Scott Massengill
	Name:	Scott Massengill
	Title:	Vice President and Treasurer

DEUTSCHE BANK AG, NEW YORK
BRANCH, as Administrative Agent

By:	/s/ Colin Bennett
	Name:	Colin Bennett
	Title:	Director

By:	/s/ Billy Strobel
	Name:	Billy Strobel
	Title:	Vice President

THE HERTZ CORPORATION,
as Administrator

By:	/s/ Scott Massengill
	Name:	Scott Massengill
	Title:	Senior Vice President and
Treasurer

[SIGNATURE PAGE TO ADDENDUM TO AGREEMENT]